Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

CYBERSOURCE CORPORATION

CyberSource Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: That the name of the Corporation is CyberSource Corporation. The Corporation was originally incorporated under the name of Internet Commerce Services Corporation; and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 30, 1997.

SECOND: That by unanimous written consent of the Board of Directors of the Corporation, filed with the minutes of the Corporation resolutions were duly adopted setting forth the proposed restatement of the Second Amended and Restated Certificate of Incorporation of the Corporation and declaring said restatement to be advisable.

THIRD: That said restatement was duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Corporations Second Amended and Restated Certificate of Incorporation as theretofore amended or supplemented, and that there is no discrepancy between the those provisions and the provisions of this Restated Certificate of Incorporation.

IN WITNESS WHEREOF, CyberSource Corporation, a Delaware corporation, has caused this Restated Certificate of Incorporation to be signed by its President and attested by its Secretary, this 19th day of November, 2007.

/S/ William S. McKiernan
William S. McKiernan President

Attest:	/S/ Richard Scudellari
Richard Scudellari Secretary

RESTATED CERTIFICATE OF INCORPORATION

OF CYBERSOURCE CORPORATION

ARTICLE I

The name of this corporation is CyberSource Corporation (hereafter the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is Corporation Service Company, 2711 Centreville Road, Suite 400, Wilmington, County of New Castle, State of Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware and to possess and exercise all of the powers and privileges granted by such law.

ARTICLE IV

This Corporation is authorized to issue two classes of shares of stock, designated “Common Stock” and “Preferred Stock.” The total number of shares that this Corporation is authorized to issue is One Hundred Thirty Million Six Hundred Ten Thousand Nine Hundred Sixty-Nine (130,610,969) shares. The number of shares of Common Stock authorized is One Hundred Twenty-Five Million (125,000,000) shares, $0.001 par value per share. The number of shares of Preferred Stock authorized is Five Million Six Hundred Ten Thousand Nine Hundred Sixty-Nine (5,610,969) shares, $0.001 par value per share. The holders of Common Stock shall be entitled to one vote for each share in all matters required or permitted to be voted on by stockholders of the Corporation.

The shares of Preferred Stock authorized by this Restated Certificate of Incorporation may be issued from time to time in one or more series. For any wholly unissued series of Preferred Stock, the Board of Directors is hereby authorized to fix and alter the dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption prices, and liquidation preferences, the number of shares constituting any such series and the designation thereof, or any of them.

For any series of Preferred Stock having issued and outstanding shares, the Board of Directors is hereby authorized to increase or decrease the number of shares of such series when the number of shares of such series was originally fixed by the Board of Directors, but such increase or decrease shall be subject to the limitations and restrictions stated in the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. In no event may the number of shares of any series be decreased to a number that is less than the number of shares of such series then outstanding.

All shares of Preferred Stock are undesignated. The Board of Directors may issue the remaining undesignated Preferred Stock in one or more series as permitted by this Restated Certificate of Incorporation.

ARTICLE V

The Corporation is to have perpetual existence.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE VII

The election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any statutory provision) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE IX

No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

3